SECURED DEMAND PROMISSORY NOTE
                          (PURPOSE/FLOATING RATE)

                                                          November 26, 1997


     For value received, MAXXAM Inc. ("Borrower") hereby unconditionally promises to pay to Salomon Brothers Inc ("Lender" or "SBI") on Lender's demand at its office located at 7 World Trade Center, New York, New York 10048, in lawful money of the United States of America in immediately available funds, Attention: Finance Desk, the principal sum indicated on Annex 1 hereto (the "Principal Amount"), or so much thereof as shall not theretofore have been repaid (such amount as, from time to time, has not yet been repaid being referred to herein as the "Outstanding Amount") plus interest thereon as described below. Without limiting it rights to demand repayment in full of all Outstanding Amount plus interest thereon at any time, the Lender intends to declare this Note to be due and payable immediately in the event that: i) the common stock of Kaiser Aluminum Corporation ("Kaiser Aluminum") trades on any principal exchange in the U.S. at $8.50 per share or below (unless Lender, in its sole discretion, determines to keep the loan evidenced by this Note outstanding but calls for additional collateral against such loan which Borrower promptly delivers to Lender in accordance with Lender's instructions) and or ii) Lender has reasonable grounds for insecurity with respect to the performance of Borrower with respect to this Note or any other Agreement or Transaction between Lender or any affiliate of Lender or Borrower or any Borrower Affiliate (as defined herein) other than pursuant to underwriting, investment banking and advisory arrangements and related agreements (collectively, "Non-Credit Arrangements").

     The Principal Amount outstanding hereunder shall not exceed $25,000,000 (Twenty-Five Million Dollars). Borrower may make borrowings hereunder on one Business Day written notice to Lender which notice shall be addressed to the attention of Salomon Brothers Inc, 7 World Trade Center, New York, New York 10048, Attention: Finance Desk, and shall specify the principal amount to be borrowed and the date on which such borrowing is requested to be made.

     Borrower further promises to pay interest on the Outstanding Amount from (and including) the date hereof until (but not including) the date such Outstanding Amount is paid in full that shall accrue each day at a rate per annum equal to the sum of (i) the Federal Funds Rate (as defined below) applicable to such day plus (ii) 150 basis points, as determined by Lender in good faith. Interest shall be calculated on the basis of a 360 day year for the actual days elapsed and shall be payable in arrears on each Interest Payment Date (as defined below).

     "Federal Funds Rate" shall mean with respect to any day, the opening federal funds rate as quoted on page 5 of Telerate (or such other page as may replace said page); provided, however, that if no such rate shall appear for any day, the Federal Funds Rate for such day shall be determined by the lender in a commercially reasonable manner from any publicly available source (including any Federal Reserve Bank).

     "Interest Payment Date" means the 10th New York Business Day of each month; provided however, that the date on which payment is due pursuant to a demand by Lender shall always be an Interest Payment Date.

     "New York Business Day" means any day on which banks are not authorized nor required to close in New York City.

     This Note may be repaid in whole or in part by Borrower on any New York Business Date prior to demand, and all accrued and unpaid interest on the amount of principal repaid shall be due at the time of such repayment. Any payment made to Lender received by Lender after 5:00 p.m. on any New York Business Day shall be deemed to have been received on the next succeeding New York Business Day.

     Lender may demand payment in full from Borrower at any time, in full or in part, of any and all amounts due and owing under this Note or, in lieu of payment, may demand additional collateralization of Borrower's obligations hereunder. Upon receiving any demand notice or request for additional collateralization, Borrower will be obligated to pay all such principal and accrued interest amounts or to deliver such additional collateral to Lender no later than 5:00 p.m. on the second New York Business Day after Lender makes such demand or request. Failure to comply with such demand or request by such time shall constitute an Event of Default hereunder.

     If the principal amount of this Note, any interest accrued thereon or any other amount payable by Borrower hereunder is not paid in full when due, overdue interest shall accrue on such amount or to the extent permitted by applicable law from and including the date thereof until the same has been paid in full at the rate per annum equal to the Federal Funds Rate plus 2.75%, as determined by the Lender in good faith. Such interest shall be payable from time to time upon demand by Lender.

     Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to this Note.

     All necessary calculations in connection with all matters contemplated herein shall be made by Lender in a commercially reasonable manner.

     Security Interest. In order to secure the prompt and full payment and performance by Borrower of all of Borrower's present and future obligations to Lender in respect of this Note and to Lender and its affiliates under any other agreements (other than pursuant to Non-Credit Arrangements), Borrower hereby grants to Lender and its affiliates a continuing first-priority security interest in and right of setoff against (i) all assets in Borrower's "customer account" at Lender (the "Account"), including 400,000 shares of the common stock of Kaiser Aluminum for each $1,000,000 of principal lent by Lender to Borrower hereunder, which Borrower covenants to deliver to the Account at Lender together with stock powers, executed in blank, relating thereto, and (ii) all other securities, money or other property, and all proceeds of any of the foregoing, now or hereafter delivered by or on behalf of Borrower to Lender or any of Lender's affiliates (collectively, the "Collateral"). Except in the event that all amounts outstanding under this Note to the extent secured by particular Collateral are paid in full (it being understood that Borrower shall be obligated to have posted as collateral with Lender for every $1,000,000 in principal borrowed, 400,000 shares of Kaiser Aluminum common stock covered by an effective registration statement under the Securities Act of 1933 pursuant to which Lender could, upon foreclosure, sell such shares and, it being understood that in the event of a request by Lender for additional collateral (such as in connection with exercise of its demand rights or as a result of its need for Adequate Assurances, as such term is defined below) such amount may be higher and may include different types of Collateral) Lender shall be under no obligation to return any Collateral to Borrower; provided, however, so long as no event of default or event that upon the giving of notice would become an event of default has occurred, Borrower shall be entitled to exercise voting rights in respect of equity securities held in the Account and to receive all cash dividends and other cash distributions in respect of any securities held in the Account.

     Borrower agrees that until this Note is repaid in full, it will maintain in the Account at all times per each $1,000,000 of Outstanding Amount, 400,000 shares of common stock of Kaiser Aluminum, each of which is covered by an effective registration statement with respect to which no stop order is in effect, authorizing sale by SBI and its affiliates, successors and assigns of such shares upon foreclosure as well as any greater amount of collateral and other type of collateral that SBI from time to time shall request as security for the loan evidenced hereby (as described above in connection with Lender's exercise of its demand right or pursuant to its demand for Adequate Assurances). Borrower shall not pledge, transfer, sell or hypothecate, nor shall it permit to be pledged, transferred, sold or hypothecated any Collateral except as collateral security for this Note and except for sales made in accordance with the terms of this Note, the letter agreement, dated the same date, between Lender and Borrower (the "Letter Agreement") and the Customer Agreement, dated this same date, between Borrower and Lender (the "Customer Agreement"). Borrower shall use its best efforts to maintain for the
Lender: (i) the Lender's perfected first-priority security interest in all of the Collateral and (ii) an effective registration statement, with respect to which no stop order is in effect, covering the shares of common stock of Kaiser Aluminum pledged as collateral authorizing the sale of SBI and its affiliates, successors and assigns of such shares upon foreclosure and which registration statement, including the prospectus contained therein, is accurate and complete in all material respects.

     Events of Default.  It shall be an "Event of Default" if:

     (a) an Act of Insolvency (as defined below) occurs with respect to Borrower or any Borrower Affiliate (as defined below);

     (b) Borrower fails to perform any covenant or obligation required to be performed by it under any provision of this Note or any other agreement entered into in connection herewith;

     (c) any representation made herein or in the Letter Agreement shall at any time be false;

     (d) Borrower or any company or other entity or person controlled by Borrower (a "Borrower Affiliate") defaults or fails to perform with respect to any indebtedness to Lender or any affiliate of Lender or any other agreement or transaction between Lender or any affiliate of Lender and Borrower or any Borrower Affiliate, now existing or hereafter arising, other than pursuant to Non-Credit Arrangements; or

     (e) Lender shall not have a perfected first-priority security interest in any of the Collateral.

"Act of Insolvency" shall mean (i) the filing of a petition by or in the name of Borrower, any Borrower Affiliate or Kaiser Aluminum for relief under any bankruptcy or insolvency law or (ii) the entry of any order with respect to Borrower, any Borrower Affiliate or Kaiser Aluminum by a court of competent jurisdiction appointing a custodian or similar official, approving a petition for relief under any bankruptcy or insolvency law or ordering its dissolution, winding-up or liquidation or (iii) the occurrence of any other event giving protection to Borrower, any Borrower Affiliate or Kaiser Aluminum hereto under any bankruptcy or insolvency.

"Borrower Affiliate" shall mean: (i) Charles Hurwitz; (ii) Federated Development Company or any of its various subsidiaries; (iii) Kaiser Aluminum; or (iv) any "Significant Subsidiary" of Borrower, as such term is defined in Regulation S-X of the Securities and Exchange Commission.

     Remedies in Event of Default. Upon the occurrence of any event that constitutes an Event of Default hereunder, all amounts outstanding under this Note shall become immediately due and payable, along with all accrued and unpaid interest hereon. In addition, Lender and any affiliate of Lender shall be entitled to (i) close out and liquidate any transaction under any other agreement or transaction (other than Non-Credit Arrangements) between or among Lender and/or any affiliate of Lender and Borrower or Borrower Affiliate without prior notice to Borrower or any Borrower Affiliate or any other party, whereupon Borrower or the Borrower Affiliate, as the case may be, shall be liable to Lender or the affiliate of Lender, as the case may be, for any resulting loss, damage, cost and expense, including loss equal to the amount Lender or the affiliate of Lender, as the case may be, would have to pay to enter into replacement transactions (whether or not Lender or the affiliate of Lender, as the case may be, enters any such replacement transactions) and any damages resulting to Lender or any affiliate of Lender from entering into or terminating hedge transaction, with respect thereto as well as the costs incurred by Lender or any of its affiliates in enforcing this provision or any other provision of this Note; (ii) set off any obligation under any transaction under any agreement between Lender or any affiliate of Lender and Borrower (including any transaction under or contemplated by this Note), including any payment or delivery obligation, of Lender or the affiliate of Lender, as the case may be, to Borrower against any obligation under any transaction under any agreement between Lender or any affiliate of Lender and Borrower (including any transaction under or contemplated by this Note), including any payment or delivery obligation, of Borrower to Lender or the affiliate of Lender, as the case may be; and (iii) set off any obligations under any transaction or under any agreement between Lender or any affiliate of Lender and any Borrower Affiliate, including any payment or delivery obligations of Lender or any affiliate of Lender and the Borrower Affiliate, including any payment or the delivery obligation, of the Borrower Affiliate to Lender or the affiliate of Lender, as the case may be. Borrower shall be liable to Lender and its affiliates and their agents for all costs, damages and losses incurred by any of them in collecting any and all amounts payable under this Note (including, without limitation, the cost of enforcing this provision).

     Representations. Borrower represents and warrants (which representations and warranties shall be deemed repeated as of each date Collateral is transferred to Lender) that (i) it owns all Collateral free and clear of all liens, claims or encumbrances other than the lien of Lender hereunder, and (ii) the lien of Lender constitutes a perfected security interest in such Collateral enforceable against and having priority over any claim or interest of any third party.

     Borrower represents and warrants to Lender that (i) it is duly authorized to execute and deliver this Note, the Customer Agreement and the Letter Agreement and to perform its obligations hereunder and thereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it has entered into, and is bound to perform its obligations under, this Note as principal, (iii) the person signing this Note on its behalf is duly authorized to do so on its behalf, (iv) it has obtained all authorizations of any governmental body required in connection with this Note and such authorizations are in full force and effect, (v) the execution, delivery and performance of this Note, the Customer Agreement and the Letter Agreement will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected and (vi) its obligations under this Note, the Customer Agreement and the Letter Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

     Borrower hereby further represents and warrants that, subject to any applicable restrictions set forth in Rule 144 under the Securities Act of 1933, Lender may sell or otherwise apply or realize upon, now or at any time in the future, without restriction (legal or otherwise) any Collateral pledged hereunder or any other property in possession of Lender or its affiliates upon the Borrower's default under this Note so long as same is conducted in a commercially reasonable fashion. This shall be a continuing representation throughout the life of this Note.

     Further Assurances; Financial Information. Borrower agrees that it will, within one business day of Lender's request, execute and deliver such further instruments or documents and do such further acts as Lender may request in order to further the intent of this Note and to create, perfect, preserve and protect the security interest of Lender intended to be created hereunder. Borrower agrees to provide financial information reasonably requested by Lender regarding itself and regarding Kaiser Aluminum, and Borrower understands that an investigation may be conducted pertaining to its credit standing and to its business. With respect to Kaiser Aluminum, Borrower agrees to cause Kaiser Aluminum to provide Salomon with a reasonable opportunity to conduct due diligence prior to resale as well as to carry out related obligations, including providing an accountants' comfort letter and opinion of independent counsel for Kaiser Aluminum, all as set forth in the Letter Agreement. In addition, Borrower agrees to indemnify Lender in connection with Lender's resale of Kaiser Aluminum common stock pursuant to a registration statement to the same extent as is customary for issuers to indemnify underwriters in connection with an underwritten offering of any such issuer's securities.

     Adequate Assurance of Performance. If at any time Lender or any affiliate of Lender has reasonable grounds for insecurity with respect to the performance of Borrower or any Borrower Affiliate of its obligations with respect to this Note or any other agreement or transaction between Lender or any affiliate of Lender and Borrower or any Borrower Affiliate (other than pursuant to Non-Credit Arrangements), Lender may demand adequate assurance ("Adequate Assurances") of due performance by Borrower within a reasonable time (and for this purpose a period of 1 business day shall in no event be deemed unreasonable, and nothing herein shall be deemed to preclude a shorter period if reasonable under the circumstances) and may demand repayment in full of principal and interest thereon. Adequate assurance of performance that may be demanded by Lender may include, but shall not be limited to, the delivery by Borrower to Lender of initial or additional Collateral as security for the obligations of Borrower hereunder. For purposes of this Note, the phrase "reasonable grounds for insecurity with respect to the performance" means that there must exist sufficient evidence that the obligor in question will not or will not be able to perform his/her obligations hereunder when due (which evidence may include, without limitation, any Event of Default hereunder, any Act of Insolvency in respect of the obligor hereunder or any event, such as the actions taken by Borrower or any Borrower Affiliate in preparation for a bankruptcy filing, which are reasonably likely to result in an Act of Insolvency) such that a reasonable person would conclude that he or she should take the actions described in this subparagraph in order to obtain Adequate Assurances.

     Sale of Collateral. Any sale of Collateral by Lender hereunder shall be conducted in all respects in a commercially reasonable fashion.

     Reasonable Reliance by Lender. Lender shall be entitled to rely, and shall be fully protected in relying, upon any note (including this Note), writing resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telex, fax or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by Borrower.

     Conflicting Provisions. In the event of inconsistency between the Customer Agreement and the Letter Agreement, the Letter Agreement will govern. In the event of inconsistency between this Note and the Letter Agreement and/or the Customer Agreement, this Note will govern.

     No Waiver. No provision of this Note shall in any respect be waived, altered, modified or amended unless such waiver, alteration, modification or amendment is effected by a signed writing of Lender and Borrower.

     Assignment. Borrower may not assign this Note or any transaction or obligation hereunder or contemplated hereby without the prior written consent of Lender, and any purported assignment absent such consent will be void and of no force or effect. This Note and the transactions contemplated hereby may be assigned in whole or in part by Lender at any time to any of its affiliates and, upon an Event of Default, to any person, without prior notice to or consent from Borrower.

     Notices. Notices concerning this Note shall be sent to Borrower at its address or fax number given below, or at such other address or fax number as Borrower may hereafter give to Lender in writing. Notices sent to Lender shall be sent to Lender at its address as set forth in the first paragraph of this Note (fax number: 212-783-2311) or at such other address and fax number as Lender may hereafter give to Borrower in writing. All communications so sent, whether by mail, telegraph, messenger, fax or otherwise, shall be deemed given, whether actually received or not; provided that the party giving notice shall confirm every notice sent by facsimile or telex by hard copy sent by courier to the other party for delivery on the next New York Business Day.

     GOVERNING LAW; JURY TRIAL WAIVER; SUBMISSION TO JURISDICTION. THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. BORROWER WAIVES ANY RIGHT TO JURY TRIAL. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF A STATE OR FEDERAL COURT SITUATED IN NEW YORK CITY, NEW YORK IN CONNECTION WITH ANY DISPUTE ARISING HEREUNDER.



MAXXAM INC.


By:  /S/ Paul N. Schwartz
     Name: Paul N. Schwartz
     Title: Executive Vice President


     Address:  5847 SAN FELIPE, SUITE 2600
               HOUSTON, TEXAS  77057
               Attention:  Treasury Department
               Facsimile No.: (713) 267-3704

               with a copy to:
               Attention: Corporate Secretary
               Facsimile No.: (713) 267-3702
               Attention: Corporate Secretary
               Facsimile No.: (713) 267-3702